MEAD JOHNSON NUTRITION REPORTS NINE PERCENT
CONSTANT DOLLAR SALES GROWTH FOR FULL YEAR 2014
AND FIVE PERCENT GROWTH ON A REPORTED BASIS;
PROVIDES 2015 GUIDANCE

GLENVIEW, Ill., January 29, 2015 - Mead Johnson Nutrition Company (NYSE: MJN) today announced its financial results for the quarter and year ended December 31, 2014.

•
Fourth quarter sales of $1,094.2 million increased three percent from $1,060.7 million in the prior year quarter. Constant dollar sales were up eight percent. On a constant dollar basis,(1) sales growth was 14 percent for North America/Europe, 14 percent for Latin America and 3 percent for Asia.

•
GAAP and non-GAAP(2) net earnings per diluted share (“EPS”) increased 4 percent and 12 percent, respectively, in the fourth quarter of 2014 compared to the prior year quarter. Earnings growth was driven by increased sales, most notably in the U.S. The GAAP earnings included a charge of $0.13 per diluted share due to mark-to-market adjustments for pension and post-employment benefit plans (“MTM”).

•
Full year sales of $4,409.3 million increased five percent from $4,200.7 million in the prior year. Constant dollar sales were up nine percent. On a constant dollar basis,(3) sales growth was 16 percent for Latin America, 10 percent for North America/Europe and 7 percent for Asia.

•
GAAP EPS in 2014 was $3.54, up five percent from $3.36 in 2013. Non-GAAP EPS in 2014 was $3.74, up seven percent from $3.51 in 2013. Earnings growth was driven by increased sales and a lower effective tax rate. Higher dairy costs, adverse foreign exchange impacts and Singapore facility start-up expenses partially offset earnings growth.

•	Mead Johnson expects full year 2015 GAAP EPS, excluding any continuing MTM adjustments, to be in the range of $3.85 to $3.95. Non-GAAP EPS is expected to be in the range of $3.90 to $4.00.

“We are pleased with our overall performance in 2014,” said Chief Executive Officer Kasper Jakobsen. “The geographic diversity of our business allowed us to succeed in a more challenging global economic environment. We delivered strong volume growth in our North America/Europe and Latin America segments, which helped mitigate lower growth in China/Hong Kong. Our U.S. business performed especially well as we gained market share and expanded our children’s business. Non-GAAP EPS grew 7% on a reported sales increase of 5%, despite higher dairy cost and foreign exchange headwinds.”

(1) Reported sales growth by segment for the fourth quarter of 2014 was 12 percent for North America/Europe, (4) percent for Latin America and 1 percent for Asia.

(2) Non-GAAP results exclude Specified Items. For a description of Specified Items and a reconciliation of GAAP to non-GAAP results, see the schedules titled “Supplemental Financial Information” and “Reconciliation of non-GAAP to GAAP results.”

(3)Reported sales growth by segment for full year 2014 was one percent for Latin America, nine percent for North America/Europe, and five percent for Asia.

Fourth Quarter Company Results

Sales were $1,094.2 million in the fourth quarter of 2014, up three percent from $1,060.7 million in the same period a year ago. Constant dollar sales increased eight percent; five percent from price and three percent from volume. Foreign exchange adversely affected sales growth by five percent. Gross margin was lower than the prior year quarter due mainly to higher dairy costs and adverse foreign exchange. Earnings before interest and income taxes (“EBIT”) were also negatively impacted by unfavorable MTM adjustments due to updated actuarial assumptions. EBIT totaled $209.6 million in the fourth quarter of 2014, compared to $203.9 million for the comparative period in 2013.

The company’s effective tax rate (“ETR”) was 19.8 percent in the fourth quarter, compared to 18.8 percent in the prior year quarter. The ETR in 2013 was lower because of a decision to permanently invest certain prior years’ foreign earnings and profits abroad.

In the fourth quarter of 2014, GAAP and non-GAAP EPS increased four percent and 12 percent, respectively, when compared to the fourth quarter of 2013. On a GAAP basis, net earnings attributable to shareholders totaled $158.4 million, or $0.78 per diluted share, in the fourth quarter of 2014, compared to $152.5 million, or $0.75 per diluted share, in the prior year quarter. On a non-GAAP basis, net earnings attributable to shareholders totaled $186.2 million, or $0.92 per diluted share, for the fourth quarter of 2014, compared to $167.2 million, or $0.82 per diluted share, for the same quarter a year ago.

Fourth Quarter Segment Results

The North America/Europe segment sales of $337.8 million were up 12 percent from $300.7 million in the same period a year ago. Constant dollar sales increased 14 percent; 11 percent from volume and three percent from price. Foreign exchange adversely affected sales growth by two percent. Sales growth was driven by infant formula market share gains, our expanding children's business and U.S. retailer inventory increases. Advertising and promotion expenses were lower than the prior year quarter in which the Enfagrow advertising campaign was launched. EBIT for the segment totaled $90.1 million, up from $62.4 million in the fourth quarter of 2013.

The Latin America segment sales of $207.8 million were down four percent from $215.8 million in the same period a year ago. Constant dollar sales increased 14 percent; 11 percent from price and three percent from volume. Foreign exchange adversely impacted sales growth by 18 percent, primarily in Venezuela and Argentina. In these two markets, price increases were not sufficient to fully offset the impact of currency depreciation. Gross margin and EBIT were negatively impacted by higher input costs and foreign exchange. EBIT for the segment totaled $46.4 million, down from $50.1 million for the same quarter a year ago.

The Asia segment sales of $548.6 million were up one percent from $544.2 million in the prior year quarter. Constant dollar sales increased three percent; five percent from price offset by a two percent decline in volume. Foreign exchange adversely impacted sales growth by two percent. Trade inventory levels in China were intentionally tightened in the third and early fourth quarters in advance of a later 2014 product re-launch. The segment’s revenue growth was further impacted by a tough comparison to the prior year, when the company benefited from competitors’ supply disruptions. Gross margin and operating expenses were lower than the prior year period due primarily to foreign exchange. EBIT for the segment totaled $195.3 million in the fourth quarter of 2014, up from $183.0 million for the same quarter a year ago.

Corporate and Other expenses were $122.2 million for the fourth quarter of 2014, up from $91.6 million in the fourth quarter of 2013 of which $25.3 million was due to MTM losses.

Full-Year Company Results

Sales were $4,409.3 million in 2014, up five percent from $4,200.7 million a year ago. Constant dollar sales increased nine percent; five percent from price and four percent from volume. Foreign exchange adversely impacted sales growth by four percent. Price increases in Venezuela and Argentina accounted for two percent of total company constant dollar sales growth. Volume growth was significant in North America/Europe and Latin America. The gross margin percentage was lower than the prior year due to higher dairy costs and adverse foreign exchange impacts. EBIT was further impacted by MTM losses totaling $56.9 million. EBIT totaled $988.3 million, up from $974.9 million in 2013.

The effective tax rate for 2014 was 21.5 percent, compared to 25.4 percent a year ago. The ETR improvement was driven by a favorable geographic earnings mix, the absence of the non-deductible prior year administrative penalty in China, and running of the statute of limitations for certain tax contingencies in various jurisdictions.

For 2014, GAAP and non-GAAP EPS increased five percent and seven percent, respectively, compared to 2013. GAAP net earnings attributable to shareholders for 2014 totaled $719.8 million, or $3.54 per diluted share, up from $683.8 million, or $3.36 per diluted share, in 2013. On a non-GAAP basis, net earnings attributable to shareholders for 2014 totaled $759.4 million, or $3.74 per diluted share, up from $714.7 million, or $3.51 per diluted share, in 2013.

Full-Year Segment Results

The North America/Europe segment sales of $1,263.4 million in 2014 were up nine percent from $1,160.0 million in 2013. Constant dollar sales increased 10 percent; seven percent from volume and three percent from price. Foreign exchange adversely affected sales growth by one percent. Growth was mainly driven by infant formula market share gains and the expanding children’s nutrition business. EBIT for the segment totaled $291.0 million in 2014, up from $255.0 million in 2013.

The Latin America segment sales for 2014 of $867.5 million increased one percent from $861.4 million in 2013. Constant dollar sales increased 16 percent; 10 percent from price and six percent from volume. Foreign exchange adversely impacted sales growth by 15 percent, primarily in Venezuela and Argentina. In these two markets, price increases were not sufficient to fully offset the impact of currency depreciation. Gross margin and EBIT were negatively impacted by both currency movements and high dairy costs. EBIT for the segment totaled $199.0 million in 2014, compared to $207.2 million in the prior year.

The Asia segment sales for 2014 of $2,278.4 million were up five percent from $2,179.3 million in 2013. Constant dollar sales increased seven percent; five percent from price and two percent from volume. Foreign exchange adversely impacted sales growth by two percent. The Asia business experienced slower growth in the second half of 2014. Trade inventory levels in China were intentionally tightened in the second half of the year in advance of a later 2014 product re-launch. The segment’s revenue growth was further impacted by a tough comparison to the prior year, when the company benefited from competitors’ supply disruptions. Higher dairy costs and start-up expenses associated with the Singapore facility negatively impacted gross margin. EBIT for the segment totaled $818.7 million for the full year of 2014, up from $796.2 million in 2013.

Corporate and Other expenses for 2014 were $320.4 million, up from $283.5 million in 2013. The increase in expense was mainly due to MTM losses in 2014 compared to gains in 2013. Such losses were driven by updated actuarial assumptions. These expenses were partially offset by the absence of the 2013 administrative penalty in China.

Outlook for 2015

“We look forward to continued success in 2015 and expect constant dollar revenue growth around seven percent,” Mr. Jakobsen said. “As we enter 2015, we face significant headwinds from a strengthening dollar.  Approximately three quarters of our revenue is in foreign currencies while much of our cost base is dollar denominated.  As a result, our earnings are somewhat exposed to currency fluctuations. Lower commodity costs will, however, allow us to improve gross margins and invest incrementally behind our brands.  We expect 2015 non-GAAP EPS in the range of $3.90 to $4.00.”

The company expects reported sales growth to be approximately three percent, which includes adverse foreign exchange of four percent. Specified Items are currently expected to be $0.05 per diluted share excluding any MTM adjustments. As a result, full year GAAP EPS is expected to be in the range of $3.85 to $3.95.

Conference Call Scheduled

Mead Johnson will host a conference call at 8:30 a.m. CST today, during which company executives will review fourth quarter and full year 2014 financial results and respond to questions from analysts and investors. The call will be broadcast over the Internet at http://investors.meadjohnson.com.

Security analysts and investors wishing to participate by telephone should call (877) 359-9508, pass code: Mead Johnson. Callers outside of North America should call +1-224-357-2393 to be connected. A replay of the conference call will be available through midnight CST Sunday, March 15, 2015, by calling (855) 859-2056 or outside of North America by calling +1-404-537-3406, pass code: 55214752. The replay will also be available at http://investors.meadjohnson.com.

Forward-Looking Statements

Certain statements in this news release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by the fact they use words such as “should,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe” and other words and terms of similar meaning and expression. Such statements are likely to relate to, among other things, a discussion of goals, plans and projections regarding financial position, results of operations, cash flows, market position, product development, product approvals, sales efforts, expenses, capital expenditures, performance or results of current and anticipated products and the outcome of contingencies such as legal proceedings and financial results. Forward-looking statements can also be identified by the fact that they do not relate strictly to historical or current facts. Such forward-looking statements are based on current expectations that involve inherent risks, uncertainties and assumptions that may cause actual results to differ materially from expectations as of the date of this news release. These risks include, but are not limited to: (1) the ability to sustain brand strength, particularly the Enfa family of brands; (2) the effect on the company’s reputation of real or perceived quality issues; (3) the effect of regulatory restrictions related to the company’s products; (4) the adverse effect of commodity costs; (5) increased competition from branded, private label, store and economy-branded products; (6) the effect of an economic downturn on consumers’ purchasing behavior and customers’ ability to pay for product; (7) inventory reductions by customers; (8) the adverse effect of changes in foreign currency exchange rates; (9) the effect of changes in economic, political and social conditions in the markets where we operate; (10) changing consumer preferences; (11) the possibility of changes in the WIC(4) program, or participation in WIC; (12) legislative, regulatory or judicial action that may adversely affect the company’s ability to advertise its products, maintain product margins, or negatively impact the company’s reputation or result in fines or penalties that decrease earnings; and (13) the ability to develop and market new, innovative products. For additional information regarding these and other factors, see the company’s filings with the United States Securities and Exchange Commission (the “SEC”), including its most recent Annual Report on Form 10-K, which filings are available upon request from the SEC or at www.meadjohnson.com. The company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made.  The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

(4) The Special Supplemental Nutrition Program for Women, Infants and Children (WIC) is a federal assistance program of the Food and Nutrition Services (FNS) of the United States Department of Agriculture (USDA).

About Mead Johnson

Mead Johnson, a global leader in pediatric nutrition, develops, manufactures, markets and distributes more than 70 products in over 50 markets worldwide. The company’s mission is to nourish the world’s children for the best start in life. The Mead Johnson name has been associated with science-based pediatric nutrition products for over 100 years. The company’s “Enfa” family of brands, including Enfamil® infant formula, is the world’s leading brand franchise in pediatric nutrition. For more information, go to www.meadjohnson.com.

MEAD JOHNSON NUTRITION COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars and shares in millions, except per share data)
(UNAUDITED)

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013(a)	2014	2013(a)
NET SALES	$1,094.2	$1,060.7	$4,409.3	$4,200.7
Cost of Products Sold	430.2	399.2	1,700.6	1,528.5
GROSS PROFIT	664.0	661.5	2,708.7	2,672.2
Operating Expenses:
Selling, General and Administrative	263.5	255.7	978.9	903.5
Advertising and Promotion	149.5	169.2	638.7	645.1
Research and Development	32.6	29.1	115.1	100.2
Other (Income)/Expenses—net	8.8	3.6	(12.3)	48.5
EARNINGS BEFORE INTEREST AND INCOME TAXES	209.6	203.9	988.3	974.9

Interest Expense – net	14.3	11.7	60.3	50.6
EARNINGS BEFORE INCOME TAXES	195.3	192.2	928.0	924.3

Provision for Income Taxes	38.7	36.1	199.2	235.1
NET EARNINGS	156.6	156.1	728.8	689.2
Less Net Earnings Attributable to Noncontrolling Interests	(1.8)	3.6	9.0	5.4
NET EARNINGS ATTRIBUTABLE TO SHAREHOLDERS	$158.4	$152.5	$719.8	$683.8

Earnings per Share(b)– Basic
Net Earnings Attributable to Shareholders	$0.78	$0.75	$3.55	$3.37
Earnings per Share(b)– Diluted
Net Earnings Attributable to Shareholders	$0.78	$0.75	$3.54	$3.36

Weighted-average Shares – Diluted	202.9	202.7	202.7	203.1
Dividends Declared per Share	$0.38	$0.34	$1.50	$1.36

(a) See the company’s Form 8-K filed on April 24, 2014 for details regarding the impact of changes to pension accounting.

(b) The numerator for basic and diluted earnings per share is net earnings attributable to shareholders reduced by dividends and undistributed earnings attributable to unvested shares. The denominator for basic earnings per share is the weighted-average shares outstanding during the period. The denominator for diluted earnings per share is the weighted-average shares outstanding adjusted for the effect of dilutive stock options and performance share awards.

MEAD JOHNSON NUTRITION COMPANY
CONSOLIDATED BALANCE SHEETS
(Dollars and shares in millions, except per share data)
(UNAUDITED)

	December 31, 2014	December 31, 2013 (a)
ASSETS
CURRENT ASSETS:
Cash and Cash Equivalents	$1,297.7	$1,050.8
Receivables – net of allowances of $9.6 and $6.5, respectively	387.8	384.4
Inventories	555.5	534.8
Deferred Income Taxes – net of valuation allowance	86.8	75.3
Income Taxes Receivable	7.7	15.9
Prepaid Expenses and Other Assets	82.6	56.9
Total Current Assets	2,418.1	2,118.1
Property, Plant, and Equipment – net	912.7	867.5
Goodwill	162.7	196.8
Other Intangible Assets – net	75.4	97.5
Deferred Income Taxes – net of valuation allowance	65.1	37.0
Other Assets	142.5	157.2
TOTAL	$3,776.5	$3,474.1
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Short-term Borrowings	$4.1	$2.0
Accounts Payable	512.3	566.8
Dividends Payable	76.6	69.3
Current Portion of Long-Term Debt	—	505.6
Accrued Expenses	203.7	220.0
Accrued Rebates and Returns	329.1	314.9
Deferred Income – current	34.3	46.6
Income Taxes – payable and deferred	46.4	56.1
Total Current Liabilities	1,206.5	1,781.3
Long-Term Debt	1,503.9	1,009.1
Deferred Income Taxes – noncurrent	12.4	15.3
Pension and Other Post-employment Liabilities	211.1	161.8
Other Liabilities	192.8	156.4
Total Liabilities	3,126.7	3,123.9
COMMITMENTS AND CONTINGENCIES

REDEEMABLE NONCONTROLLING INTEREST	66.0	49.7

EQUITY
Shareholders’ Equity
Common Stock, $0.01 par value: 3,000 authorized, 207.2 and 206.8 issued, respectively	2.1	2.1
Additional Paid-in/(Distributed) Capital	(641.3)	(721.5)
Retained Earnings	1,775.0	1,432.3
Treasury Stock – at cost	(362.6)	(351.9)
Accumulated Other Comprehensive Loss	(198.9)	(69.2)
Total Shareholders’ Equity	574.3	291.8
Noncontrolling Interests	9.5	8.7
Total Equity	583.8	300.5
TOTAL	$3,776.5	$3,474.1

(a) See the company’s Form 8-K filed on April 24, 2014 for details regarding the impact of changes to pension accounting.

MEAD JOHNSON NUTRITION COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in millions)
(UNAUDITED)

	Years Ended December 31,
	2014	2013(a)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Earnings	$728.8	$689.2
Adjustments to Reconcile Net Earnings to Net Cash Provided by Operating Activities:
Depreciation and Amortization	91.6	83.1
Other	77.2	53.4
Changes in Assets and Liabilities	(54.0)	0.3
Payments for Settlement of Interest Rate Forward Swaps	(45.0)	—
Pension and Other Post-employment Benefits Contributions	(5.2)	(19.4)
Net Cash Provided by Operating Activities	793.4	806.6
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for Capital Expenditures	(186.6)	(240.4)
Proceeds from Sale of Property, Plant and Equipment	0.2	2.6
Proceeds from/(Investment in) Other Companies	4.0	(2.7)
Net Cash Used in Investing Activities	(182.4)	(240.5)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Short-term Borrowings	3.2	6.9
Repayments of Short-term Borrowings	(0.6)	(165.4)
Repayments of Notes Payable	(500.0)	(27.6)
Payments of Dividends	(296.6)	(267.7)
Stock-Based Compensation Related Proceeds and Excess Tax Benefits	46.2	23.6
Purchases of Treasury Stock	(62.0)	(106.0)
Long-term Debt Borrowings, net of original issue discount and expenses paid	492.0	—
Distributions to Noncontrolling Interests	(7.7)	(9.5)
Net Cash Used in Financing Activities	(325.5)	(545.7)
Effects of Changes in Exchange Rates on Cash and Cash Equivalents	(38.6)	(11.7)
NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS	246.9	8.7
CASH AND CASH EQUIVALENTS:
Beginning of Period	1,050.8	1,042.1
End of Period	$1,297.7	$1,050.8

(a) See the company’s Form 8-K filed on April 24, 2014 for details regarding the impact of changes to pension accounting.

MEAD JOHNSON NUTRITION COMPANY
SUPPLEMENTAL FINANCIAL INFORMATION
(Dollars in millions)
(UNAUDITED)

This news release contains non-GAAP financial measures, which may include non-GAAP net sales, gross profit, certain components of operating expenses including selling, general and administrative, research and development and other (income)/expenses net, EBIT, earnings and earnings per share information. The items included in GAAP measures, but excluded for the purpose of determining the above listed non-GAAP financial measures, include significant income/expenses not indicative of underlying operating results, including the related tax effect. The above listed non-GAAP measures represent an indication of the company’s underlying operating results and are intended to enhance an investor’s overall understanding of the company’s financial performance. In addition, this information is among the primary indicators the company uses as a basis for evaluating company performance, setting incentive compensation targets and planning and forecasting of future periods. This information is not intended to be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. Tables that reconcile non-GAAP to GAAP disclosure follow.

	Three Months Ended December 31,				% Change		% Change Due to
Net Sales	2014	% of Total	2013	% of Total	Reported	Constant Dollar	Volume	Price/Mix	Foreign Exchange
Asia	$548.6	50%	$544.2	52%	1%	3%	(2)%	5%	(2)%
Latin America	207.8	19%	215.8	20%	(4)%	14%	3%	11%	(18)%
North America/Europe	337.8	31%	300.7	28%	12%	14%	11%	3%	(2)%
Net Sales	$1,094.2	100%	$1,060.7	100%	3%	8%	3%	5%	(5)%

Earnings Before Interest and Income Taxes (EBIT)	2014	EBIT % of Sales	2013(a)	EBIT % of Sales	% Change
Asia	$195.3	36%	$183.0	34%	7%
Latin America	46.4	22%	50.1	23%	(7)%
North America/Europe	90.1	27%	62.4	21%	44%
Corporate and Other	(122.2)		(91.6)		(33)%
EBIT	$209.6	19%	$203.9	19%	3%

	Years Ended December 31,				% Change		% Change Due to
Net Sales	2014	% of Total	2013	% of Total	Reported	Constant Dollar	Volume	Price/Mix	Foreign Exchange
Asia	$2,278.4	52%	$2,179.3	52%	5%	7%	2%	5%	(2)%
Latin America	867.5	20%	861.4	20%	1%	16%	6%	10%	(15)%
North America/Europe	1,263.4	28%	1,160.0	28%	9%	10%	7%	3%	(1)%
Net Sales	$4,409.3	100%	$4,200.7	100%	5%	9%	4%	5%	(4)%

Earnings Before Interest and Income Taxes (EBIT)	2014	EBIT % of Sales	2013(a)	EBIT % of Sales	% Change
Asia	$818.7	36%	$796.2	37%	3%
Latin America	199.0	23%	$207.2	24%	(4)%
North America/Europe	291.0	23%	$255.0	22%	14%
Corporate and Other	(320.4)		$(283.5)		(13)%
EBIT	$988.3	22%	$974.9	23%	1%

(a) See the company’s Form 8-K filed on April 24, 2014 for details regarding the impact of changes to pension accounting.

MEAD JOHNSON NUTRITION COMPANY
RECONCILIATION OF NON-GAAP TO GAAP RESULTS
(Dollars in millions, except per share data)
(UNAUDITED)

	Three Months Ended December 31, 2014					Three Months Ended December 31, 2013
		Specified Items (a)					Specified Items (a)
	GAAP	Mark-to-Market Pension	Legal, Settlement and Related Costs	Severance and Other Costs	Non-GAAP	GAAP (b)	Mark-to-Market Pension	Admin Penalty (China)	Legal, Settlement and Related Costs	Severance and Other Costs	Non-GAAP (b)
NET SALES	$1,094.2				$1,094.2	$1,060.7					$1,060.7
Cost of Products Sold	430.2	(13.4)	—	—	416.8	399.2	(8.0)	—	—	—	391.2
GROSS PROFIT	664.0	13.4	—	—	677.4	661.5	8.0	—	—	—	669.5
GROSS MARGIN %	60.7%	1.2%	—%	—%	61.9%	62.4%	0.7%	—%	—%	—%	63.1%

Operating Expenses:
Selling, General and Administrative	263.5	(23.1)	(0.7)	—	239.7	255.7	(5.9)	—	(7.9)	(0.5)	241.4
Advertising and Promotion	149.5	—	—	—	149.5	169.2	—	—	—	—	169.2
Research and Development	32.6	(4.0)	—	—	28.6	29.1	(1.3)	—	—	—	27.8
Other (Income)/Expenses – net	8.8	—	—	(1.2)	7.6	3.6	—	—	—	—	3.6
EARNINGS BEFORE INTEREST AND INCOME TAXES	209.6	40.5	0.7	1.2	252.0	203.9	15.2	—	7.9	0.5	227.5
EBIT as a % of Sales	19.2%	3.7%	0.1%	0.1%	23.0%	19.2%	1.4%	—%	0.7%	—%	21.4%

Interest Expense – net	14.3	—	—	—	14.3	11.7	—	—	—	—	11.7
EARNINGS BEFORE INCOME TAXES	195.3	40.5	0.7	1.2	237.7	192.2	15.2	—	7.9	0.5	215.8

Provision for Income Taxes	38.7	14.3	0.3	—	53.3	36.1	5.3	0.6	2.9	—	44.9
Effective Tax Rate	19.8%	2.7%	—%	(0.1)%	22.4%	18.8%	1.1%	0.3%	0.7%	(0.1)%	20.8%

NET EARNINGS	156.6	26.2	0.4	1.2	184.4	156.1	9.9	(0.6)	5.0	0.5	170.9
Less Net Earnings Attributable to Noncontrolling Interests	(1.8)	—	—	—	(1.8)	3.6	—	0.1	—	—	3.7
NET EARNINGS ATTRIBUTABLE TO SHAREHOLDERS	$158.4	$26.2	$0.4	$1.2	$186.2	$152.5	$9.9	$(0.7)	$5.0	$0.5	$167.2
Earnings per Share– Diluted
Net Earnings Attributable to Shareholders	$0.78	$0.13	$—	$0.01	$0.92	$0.75	$0.05	$—	$0.02	$—	$0.82
Certain figures do not sum due to rounding.

(a) All Specified Items are included in Corporate and Other.

(b) See the Company’s Form 8-K filed on April 24, 2014 for details regarding the impact of changes to pension accounting.

MEAD JOHNSON NUTRITION COMPANY
RECONCILIATION OF NON-GAAP TO GAAP RESULTS
(Dollars in millions, except per share data)
(UNAUDITED)

	Year Ended December 31, 2014						Year Ended December 31, 2013
		Specified Items (a)						Specified Items (a)
	GAAP	Mark-to-Market Pension	Pension Curtailment	Legal, Settlement and Related Costs	Severance and Other Costs	Non-GAAP	GAAP (b)	Mark-to-Market Pension	Admin Penalty (China)	Legal, Settlement and Related Costs	Severance and Other Costs	Non-GAAP (b)
NET SALES	$4,409.3					$4,409.3	$4,200.7					$4,200.7
Cost of Products Sold	1,700.6	(19.1)	—	—	—	1,681.5	1,528.5	1.3	—	—	—	1,529.8
GROSS PROFIT	2,708.7	19.1	—	—	—	2,727.8	2,672.2	(1.3)	—	—	—	2,670.9
GROSS MARGIN %	61.4%	0.4%	—%	—%	—%	61.9%	63.6%	—%	—%	—%	—%	63.6%

Operating Expenses:
Selling, General and Administrative	978.9	(32.2)	—	(13.5)	(0.3)	932.9	903.5	9.2	(0.2)	(9.0)	(2.6)	900.9
Advertising and Promotion	638.7	—	—	—	—	638.7	645.1	—	—	—	—	645.1
Research and Development	115.1	(5.6)	—	—	—	109.5	100.2	1.5	—	—	—	101.7
Other (Income)/Expenses – net	(12.3)	—	5.4	3.2	(1.2)	(4.9)	48.5	—	(33.2)	(0.2)	—	15.1
EARNINGS BEFORE INTEREST AND INCOME TAXES	988.3	56.9	(5.4)	10.3	1.5	1,051.6	974.9	(12.0)	33.4	9.2	2.6	1,008.1
EBIT as a % of Sales	22.4%	1.3%	(0.1)%	0.2%	—%	23.8%	23.2%	(0.3)%	0.8%	0.2%	0.1%	24.0%

Interest Expense – net	60.3	—	—	—	—	60.3	50.6	—	—	—	—	50.6
EARNINGS BEFORE INCOME TAXES	928.0	56.9	(5.4)	10.3	1.5	991.3	924.3	(12.0)	33.4	9.2	2.6	957.5

Provision for Income Taxes	199.2	20.0	—	3.5	0.2	222.9	235.1	(4.7)	(0.3)	3.2	0.3	233.6
Effective Tax Rate	21.5%	0.8%	0.1%	0.1%	—%	22.5%	25.4%	(0.2)%	(0.9)%	0.1%	—%	24.4%

NET EARNINGS	728.8	36.9	(5.4)	6.8	1.3	768.4	689.2	(7.3)	33.7	6.0	2.3	723.9
Less Net Earnings Attributable to Noncontrolling Interests	9.0	—	—	—	—	9.0	5.4	—	3.8	—	—	9.2
NET EARNINGS ATTRIBUTABLE TO SHAREHOLDERS	$719.8	$36.9	$(5.4)	$6.8	$1.3	$759.4	$683.8	$(7.3)	$29.9	$6.0	$2.3	$714.7
Earnings per Share– Diluted
Net Earnings Attributable to Shareholders	$3.54	$0.18	$(0.03)	$0.04	$0.01	$3.74	$3.36	$(0.04)	$0.15	$0.03	$0.01	$3.51
Certain figures do not sum due to rounding.

(a) All Specified Items are included in Corporate and Other.

(b) See the company’s Form 8-K filed on April 24, 2014 for details regarding the impact of changes to pension accounting.

***

Mead Johnson Nutrition Company
2701 Patriot Boulevard, Glenview, Illinois 60026

Investors:
Kathy MacDonald, (847) 832-2182
kathy.macdonald@mjn.com
or
Media:
Christopher Perille, (847) 832-2178
chris.perille@mjn.com